UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

WHITESTONE REIT

(Name of Registrant as Specified In Its Charter)

JAMES C. MASTANDREA

PILLARSTONE CAPITAL REIT

DENNIS H. CHOOKASZIAN

JERRY L. FALWELL, JR.

KATHY M. JASSEM

JOHN A. GOOD

STEWART MORRIS, JR.

CHAD D. CHAMPION

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

James C. Mastandrea, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of his slate of highly-qualified director nominees at the 2026 annual meeting of shareholders of Whitestone REIT, a Maryland REIT (the "Company").

On January 2, 2026, Mr. Mastandrea issued the following press release.

FOR IMMEDIATE RELEASE

James C. Mastandrea Announces Proposal to Replace Whitestone REIT Board After Years of Underperformance

Houston, Texas – January 2, 2026 – James C. Mastandrea, a significant shareholder of Whitestone REIT (“Whitestone” or the “Company”) (NYSE: WSR) since its IPO in 2010, today announced that he intends to nominate a slate of new, highly qualified independent trustees experienced in commercial real estate and public and private capital markets to replace the current Board of Trustees at the Company’s 2026 annual meeting, consistent with the SEC’s universal proxy rules.

Mastandrea’s decision comes after several years in which Whitestone has:

●	Delivered weak share‑price performance and only modest dividend growth.
●	Shown no convincing ability to scale its asset base through high‑quality external growth.
●	Operated with an elevated cost of capital and a persistent gap between trading price and intrinsic value.
●

Completed acquisitions that appear inferior to the existing inherited portfolio, while its operations have underutilized Whitestone’s land bank for development, construction, and leasing adjacent to existing properties.

●	Paid senior executives, including its Chief Executive Officer and President and COO, seven‑figure compensation packages that have not translated into commensurate financial and shareholder returns.

Mastandrea believes that the current Board of Trustees has failed to maximize shareholder interest.

Whitestone’s record

Mastandrea believes that Whitestone shares have produced a subpar return in recent years and believes this underperformance is clear evidence that Whitestone’s current Board and management have failed to capitalize on the favorable demand backdrop in high‑growth markets like Texas and Arizona.

Stock price and valuation

Since early 2022, Whitestone’s stock price has oscillated in a relatively narrow range in the single digits to mid‑teens. Whitestone’s stock price only seems to increase in response to persistent attempts to acquire the company by prospective purchasers who appear to recognize Whitestone’s underperformance and the large gap between Whitestone’s stock price and net asset value (“NAV”), transactions that Whitestone’s board and management have opposed.

Despite owning neighborhood and community shopping centers in attractive, business‑friendly markets in Texas and Arizona, Whitestone continues to trade at a persistent discount to estimated NAV. Mastandrea attributes this valuation gap to strategic missteps and poor oversight, including overreliance on at‑the‑market equity issuance at prices below NAV, recycling of higher‑return assets into lower‑return properties, and failure to deliver competitive growth in key per‑share metrics.

Since the installation of the current management team in January 2022, the size of Whitestone’s portfolio has shrunk in terms of the number of properties in its operating portfolio (from 53 at December 31, 2021 to 50 at September 30, 2025) and gross leasable square footage (from approximately 4.9 million at December 31, 2021 to approximately 4.8 million at September 30, 2025). Whitestone’s recent announcement of increased dividends and common share repurchase program only serves to cover for the operational stagnation of the current Whitestone Board and management team.

Governance and capital‑allocation concerns

In addition to the issues listed above, Mastandrea’s concerns about Whitestone’s Board and management include:

●	Execution of costly and distracting litigation campaigns against shareholders, partners, and tenants, driving up expenses without clear value creation.

●

Mismanagement of the balance sheet and capital structure, including issuance of equity through at-the-market programs at prices below NAV and insufficient focus on reducing leverage and enhancing per‑share value.

●	Increases in overhead and executive compensation, including what Mastandrea views as excessive change‑of‑control protections and golden parachutes, despite the Company’s prolonged underperformance.

Mastandrea believes these governance and capital‑allocation failures have undermined investor confidence, constrained Whitestone’s ability to compete with leading shopping‑center REITs, and left shareholders with inferior returns over the last several years.

A new slate of independent, experienced trustees

To remedy these issues and maximize shareholder value, Mastandrea intends to nominate six independent trustee candidates at the 2026 annual meeting who bring deep real estate, capital‑markets, and governance experience:

●

Dennis H. Chookaszian – Former Chairman and CEO of CNA Financial Corporation; former Chairman of the Financial Accounting Standards Advisory Council; adjunct professor of corporate governance at the University of Chicago Booth School of Business; trustee of Northwestern University.

●

Jerry L. Falwell, Jr. – Investor and developer of commercial and residential real estate. Former President and CEO of Liberty University, having grown its endowments, cash and investments to over $2 billion.

●

Kathy M. Jassem – Senior Portfolio Manager for the New Jersey Division of Investment, overseeing approximately $1 billion of domestic and global equity real estate portfolios and bringing a sophisticated institutional investor’s perspective.

●

John A. Good – CEO of NexPoint Storage Partners, Inc. and CEO of VineBrook Homes Trust, Inc.; veteran REIT executive and nationally recognized REIT and securities lawyer with more than 28 years of public‑company governance and capital‑markets experience.

●

Stewart Morris, Jr. – President of Stewart Security Capital, Inc., a family private capital investment company focused on real estate investment. Former President, Co-CEO and Vice Chairman of Stewart Information Services Corp., a global title insurance and real estate services company and one of the largest title companies in the industry.

●

Chad D. Champion – Senior Managing Director—Head of Capital Markets and Investment Banking of Newbridge Securities Corporation with over 25 years of equity capital markets experience structuring and distributing public offerings and private placements in equity and debt securities.

Mastandrea believes that collectively, this slate has the “reputational equity,” independence, and skill set necessary to reset Whitestone’s strategy, appoint and oversee a capable C‑suite, and restore accountability in the boardroom.

A plan to restore competitiveness and close the gap

Under a refreshed Board and leadership team, Mastandrea believes Whitestone can narrow or close its valuation discount and deliver returns that are competitive with, or superior to, shopping‑center REIT peers through either a negotiated sale price with interested investors, or a liquidation and sale of the properties by having:

●	Disciplined capital allocation: Avoiding equity issuance below NAV, focusing on accretive acquisitions and developments on a per‑share basis, and prioritizing deleveraging and balance‑sheet strength.

●

Operational excellence: Optimizing leasing and property‑management structures, developing adjacent out parcels to its properties, rightsizing overhead, and leveraging third‑party providers where appropriate to enhance margins and scalability.

●

Targeted growth initiatives: Pursuing opportunities such as consolidating aging limited‑partnership retail interests to create liquidity for legacy investors while expanding Whitestone’s high‑quality asset base and shareholder roster.

With more effective oversight and strategy, Mastandrea believes that Whitestone would be positioned to improve its performance over the coming years while growing its dividend on a more sustainable trajectory. In addition, Mastandrea believes the Board should consider hiring an independent investment banking firm to analyze and recommend strategic alternatives.

Call for shareholder support

Mastandrea urges Whitestone shareholders to review the Company’s record since 2021. He looks forward to engaging with fellow shareholders and proxy advisors and will provide additional detail on his nominees and strategic plan in the proxy materials to be filed in connection with the 2026 annual meeting.

Contact:

Andy Taylor
(713) 412-4025
ataylor@andytaylorlaw.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

James C. Mastandrea, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying universal proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of his slate of highly-qualified director nominees at the 2026 annual meeting of shareholders of Whitestone REIT, a Maryland REIT (the "Company").

SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE PARTICIPANTS HAVE FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ABOUT THE MATTERS TO BE VOTED ON AT THE ANNUAL MEETING AND ADDITIONAL INFORMATION RELATING TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE.

SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are anticipated to be James C. Mastandrea, Pillarstone Capital REIT, Dennis H. Chookaszian, Jerry L. Falwell, Jr., Kathy M. Jassem, John A. Good, Stewart Morris, Jr. and Chad D. Champion.

As of the date hereof, Mastandrea beneficially owns 1,149,604 common shares of beneficial interest, par value $0.001 per share, of the Company (the "Common Shares"), and Chad D. Champion beneficially owns 22,439.33 Common Shares. As of the date hereof, none of Pillarstone Capital REIT, Messrs. Chookaszian, Falwell, Good or Morris or Ms. Jassem owns any Common Shares. Except for (i) the holdings of Common Shares by Mr. Mastandrea and Mr. Champion described herein, (ii) the remaining interest, if any, of the Company and Pillarstone Capital REIT and its subsidiaries in those certain bankruptcy cases styled In re: Whitestone Industrial-Office, LLC, et. al., Case No. 24-30653-mvl-11, in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, and In re: Whitestone Uptown Tower, LLC a/a/ Pillarstone Capital REIT Operating Partnership, Case No. 23-32832-mvl-11, in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, and (iii) the ongoing litigation between Mr. Mastandrea and the Company and the divorce proceedings between Mr. Mastandrea and the Company’s current President and Chief Operating Officer, there are no interests, direct or indirect, of the participants.